Exhibit 99.1

Hewitt Associates

100 Half Day Road

Lincolnshire, IL 60069

Tel 847.295.5000 Fax 847.295.7634

www.hewitt.com

News and Information

For Immediate Release

November 10, 2009

Contacts:

Investors: Sean McHugh, (847) 442-4176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 771-0076, julie.macdonald@hewitt.com

Hewitt Associates Reports 2009 Fourth Quarter and Full Year Results

Fourth Quarter – GAAP and Underlying EPS $0.68; Underlying EPS Increases 38% and Underlying Operating Margin Expands 310 Basis Points to 14.0% 1

Full Year – GAAP EPS $2.78; Underlying EPS Increases 35% to $2.67 and Underlying Operating Margin Expands 350 Basis Points to 14.1%

Company Issues Fiscal 2010 EPS Guidance of $2.85 to $2.95

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2009 fourth quarter and year ended September 30, 2009.

Fourth Quarter 2009 Highlights

•

Reported net revenues (revenues before reimbursements) declined 6% to $757.7 million, compared with $806.7 million in the prior-year quarter. Net revenues declined 4% after adjusting for foreign currency translation, acquisitions and divestitures, and third-party revenues in both periods.

•

Reported operating income grew 95% to $105.8 million, compared with $54.3 million in the prior-year quarter. Underlying operating income grew 23% after adjusting for prior-period unusual items discussed below.

•

Reported net income increased to $64.4 million, or $0.68 per diluted share, compared with $31.6 million, or $0.32 per diluted share in the prior-year quarter. Underlying net income for the prior-year quarter was $48.3 million, or $0.49 per diluted share, when adjusting for unusual items.

[1]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying net revenues, operating income, net income, earnings per share, free cash flow, and Adjusted EBITDA (each a non-GAAP measure) is included in this press release.

Fiscal 2009 Highlights

•

Reported net revenues declined 5% to $3.00 billion, compared with $3.15 billion in the prior year. Net revenues were flat after adjusting for foreign currency translation, acquisitions and divestitures, HR Business Process Outsourcing (HR BPO) contract restructurings in the prior year, and third-party revenues in both years.

•

Reported operating income grew 39% to $434.1 million, compared with $312.8 million in the prior year. Underlying operating income grew 29% to $424.8 million after adjusting for unusual items in both years discussed below.

•

Reported net income increased to $265.1 million, or $2.78 per diluted share, compared with $188.1 million, or $1.85 per diluted share in the prior year. Underlying net income increased to $254.6 million, or $2.67 per diluted share, compared with $202.3 million, or $1.98 per diluted share in the prior year, when adjusting for unusual items in both years.

•	Free cash flow, a non-GAAP measure, increased to $305.1 million, compared with $210.3 million in the prior year.

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non- GAAP measure, increased to $566.6 million, compared with $517.3 million in the prior year.

•	The Company repurchased 2.6 million of its outstanding common shares for a total of $74.2 million during fiscal 2009.

“We are pleased with how our 2009 business performance held up in an incredibly challenging environment,” said Russ Fradin, chairman and chief executive officer. “Revenues were resilient, and our focus on productivity over the past two years produced record operating profit, operating margin and earnings per share. We also delivered strong sales, improved client satisfaction and generated strong free cash flow. These results clearly reflect the dedication and commitment of our leaders and associates worldwide. In 2010, we intend to accelerate our sales efforts and continue to invest in growing our business by adding new clients and services.”

Operating Performance

Fourth Quarter 2009

Reported net revenues were $757.7 million, compared with $806.7 million in the prior-year quarter, a decrease of 6%. Net revenues declined 4% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	In the current quarter, $16.9 million in unfavorable foreign currency translation and a $6.8 million contribution from an acquisition.

•	In the prior-year quarter, a $9.4 million contribution from HR BPO businesses[2] divested in the current fiscal year.

On the same adjusted basis, Benefits Outsourcing net revenues grew 1%, while HR BPO and Consulting declined 10% and 9%, respectively.

Reported operating income increased 95%, to $105.8 million, compared with $54.3 million in the prior-year quarter. Reported operating margin was 14.0%, compared with 6.7% in the prior-year quarter.

Underlying operating income increased 23% to $105.8 million, compared with $86.4 million in the prior-year quarter, when adjusting for unusual items in the prior-year period. Underlying operating margin was 14.0%, compared with 10.8% in the prior-year quarter. Lower performance-based compensation, staffing leverage, and lower selling, general and administrative expenses drove most of the underlying margin improvement.

[2]

HR BPO divested assets include Latin America (February 2009), and relocation services (March 2009). Post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

Current-quarter underlying results include $17.3 million in pretax severance charges, compared to $16.8 million in pretax severance charges in the prior-year quarter. Current-quarter underlying results also include $5.7 million in pretax charges related to ongoing real estate optimization initiatives and updated real estate sublease assumptions, reflecting worsening commercial real estate market conditions.

Fiscal 2008 fourth quarter underlying results exclude the following unusual items:

•	A pretax charge of $34.4 million related to the Company’s real estate portfolio review.

•	A favorable pretax adjustment of $1.5 million related to a previous HR BPO contract restructuring.

•	Favorable pretax contributions of $0.8 million from comparable divested HR BPO operations.

The fourth quarter reported effective tax rate was 34.4%, compared with 34.5% in the prior-year quarter. The fourth quarter underlying effective tax rate was 34.4%, compared with 39.0% in the prior-year quarter.

Fiscal 2009

Reported net revenues were $3.00 billion, compared with $3.15 billion in the prior year, a decrease of 5%. Net revenues were flat when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	In the current year, $128.8 million in unfavorable foreign currency translation and a $32.4 million contribution from acquisitions.

•	In the prior year, a $31.2 million contribution from HR BPO businesses[3] divested in the current year and a $23.1 million benefit related to HR BPO contract restructurings

On the same adjusted basis, Benefits Outsourcing net revenues grew 1%, while HR BPO and Consulting declined 3% and 1%, respectively. Current year underlying revenues include the realization of $20.1 million of deferred revenues related to the settlement of a Benefits Outsourcing contract dispute.

Reported operating income increased 39%, to $434.1 million, compared with $312.8 million in the prior year. Reported operating margin was 14.5%, compared with 9.9% in the prior year.

Underlying operating income increased 29% to $424.8 million, compared with $328.9 million in the prior year, when adjusting for unusual items in both years. Underlying operating margin was 14.1%, compared with 10.6% in the prior year. Staffing leverage, lower selling, general and administrative expenses, and foreign exchange drove most of the underlying margin improvement.

Current-year underlying results include $34.7 million in pretax severance charges, compared with $30.3 million in pretax severance charges in the prior year. Current-year underlying results also include $14.9 million in pretax charges related to updated real estate sublease assumptions, reflecting worsening commercial real estate market conditions, and ongoing real estate optimization initiatives.

Current year unusual items include pretax gains totaling $9.4 million related to the sales of the Company’s HR BPO Latin America and relocation services businesses. Prior-year unusual items include the following:

•	Pretax charges of $44.8 million related to the Company’s real estate portfolio review.

•	A pretax net gain of $35.4 million related to the divestiture of the Cyborg business.

[3]

HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

•	Pretax net charges of $11.8 million related to HR BPO contract restructurings.

•	Favorable pretax contributions of $5.1 million from comparable divested HR BPO operations.

The current-year reported effective tax rate was 35.3%, compared with 40.5% in the prior year. The current-year underlying effective tax rate was 36.4%, compared with 39.0% in the prior year.

Business Segment Results

Benefits Outsourcing

Fourth Quarter 2009

Benefits Outsourcing segment revenues were approximately flat at $388.7 million, compared with $387.9 million in the prior-year quarter. Revenues increased 1% after adjusting for $2.3 million of unfavorable foreign currency translation. The adjusted revenue growth was principally driven by growth in large market and mid-market clients, partially offset by lower project revenue.

Benefits Outsourcing segment income increased 31% to $87.2 million, compared with $66.6 million in the prior-year quarter. Segment margin was 22.4%, compared with 17.2% in the prior-year quarter.

Underlying segment income increased 8% to $87.2 million, compared with $80.9 million in the prior-year quarter, when adjusting for unusual items in the prior-year period. Underlying segment margin was 22.4%, compared to 20.9% in the prior-year quarter. The underlying margin improvement was principally due to foreign currency translation, lower performance-based compensation, cost management efforts, and lower severance expense, partially offset by lower project revenue and higher healthcare costs.

Prior-year period unusual items include:

•	A pretax charge of $14.0 million related to the Company’s real estate portfolio review.

•	A pretax loss of $0.3 million related to comparable divested HR BPO operations that also impacted Benefits Outsourcing.

Fiscal 2009

Benefits Outsourcing segment revenues were flat at $1.55 billion. Revenues increased 1% after adjusting for the following items:

•	In the current year, $17.3 million of unfavorable foreign currency translation and a $16.7 million contribution from acquisitions.

•	In the prior year, a $9.0 million benefit related to HR BPO contract restructurings that also impacted Benefits Outsourcing.

The adjusted revenue increase was principally driven by the realization of $20.1 million of deferred revenues related to the settlement of a contract dispute and mid-market client growth, partially offset by lower project revenue and current period adjustments related to client service issues in prior years.

Benefits Outsourcing segment income increased 6% to $387.2 million, compared with $365.3 million in the prior year. Segment margin was 25.0%, compared with 23.6% in the prior year.

Underlying segment income increased 2% to $387.2 million, compared with $379.2 million in the prior year, when adjusting for unusual items in the prior year. Underlying segment margin was

25.0%, compared to 24.6% in the prior year. The underlying margin improvement was principally due to cost management efforts and foreign currency translation. This was partially offset by the impact of a prior-year acquisition, lower project revenue, current period adjustments for client service issues in prior years, and higher healthcare costs.

Fiscal 2008 results include the following unusual items:

•	A pretax charge of $17.9 million related to the Company’s real estate portfolio review.

•	A pretax benefit of $4.3 million related to HR BPO contract restructurings that also impacted Benefits Outsourcing.

•	A pretax loss of $0.3 million related to comparable divested HR BPO operations that also impacted Benefits Outsourcing.

As of September 30, 2009, the Company was live with approximately 20.5 million end-user Benefits Outsourcing participants, compared with approximately 19.7 million as of September 30, 2008.

Human Resources Business Process Outsourcing

Fourth Quarter 2009

HR BPO segment revenues declined 16% to $113.9 million, compared with $135.1 million in the prior-year quarter. Revenues decreased 10% after excluding third-party supplier revenues in both periods and adjusting for the following items:

•	In the current year, $2.3 million of unfavorable foreign currency translation.

•	In the prior year, a $9.4 million comparable contribution from divested businesses.

The adjusted revenue decline was driven by client terminations and liquidations, partially offset by the impact of new clients going live with contract services over the last 12 months and certain contractual adjustments.

The HR BPO segment loss was $2.1 million, compared with a loss of $21.6 million in the prior-year quarter. Underlying segment loss was $2.1 million, compared with a loss of $12.1 million in the prior-year quarter, when adjusting for unusual items in the prior-year period. The underlying operating improvement reflects staffing leverage and infrastructure cost management, partially offset by lower revenues.

Prior-year quarter results include the following unusual items:

•	A pretax charge of $12.1 million related to the Company’s real estate portfolio review.

•	A favorable pretax adjustment of $1.5 million related to a prior HR BPO contract restructuring.

•	Favorable pretax contributions of $1.1 million from comparable divested operations.

Fiscal 2009

HR BPO segment revenues declined 14% to $479.7 million, compared with $554.9 million in the prior-year quarter. Revenues decreased 3% after excluding third-party supplier revenues in both periods and adjusting for the following items:

•	In the current year, $19.7 million of unfavorable foreign currency translation.

•	In the prior year, a $31.2 million comparable prior-year contribution from divested businesses and a $14.1 million benefit related to HR BPO contract restructurings.

The adjusted revenue decline was driven by client losses and liquidations, partially offset by the impact of new clients going live with contract services over the last 12 months and certain contractual adjustments.

The HR BPO segment loss was $5.2 million, compared with a loss of $83.3 million in the prior year. Underlying segment loss was $14.6 million, compared with a loss of $94.9 million in the prior year, when adjusting for unusual items in both years. The underlying operating improvement reflects staffing leverage, infrastructure cost management, lower amortization of intangibles, and lower charges related to disputes and settlements, partially offset by lower revenues.

Current year unusual items include pretax gains totaling $9.4 million related to the sales of the Company’s HR BPO Latin America and relocation services businesses. Prior-year unusual items include the following:

•	A pretax net gain of $35.4 million related to the divestiture of the Cyborg business.

•	A pretax net charge of $16.1 million related to HR BPO contract restructurings.

•	A pretax charge of $13.1 million related to the Company’s real estate portfolio review.

•	Favorable pretax contributions of $5.4 million from comparable divested operations.

As of September 30, 2009, the Company was live with approximately 695,000 client employees with HR BPO services, compared with approximately 987,000 as of September 30, 2008.

Consulting

Fourth Quarter 2009

Consulting segment revenues declined 10% to $265.2 million, compared with $295.8 million in the prior-year quarter. Consulting revenues declined 9% after adjusting for $12.3 million of unfavorable foreign currency translation and a $6.8 million contribution from an acquisition, both in the current year. The adjusted decline resulted from revenue decreases related to Talent and Organizational Consulting services across all regions and Communication and Health Management services in North America. This was partially offset by growth in Retirement and Financial Management services in North America and Europe.

Consulting segment income declined 11% to $43.7 million, compared with $49.4 million in the prior-year quarter. Segment margin was 16.5%, compared with 16.7% in the prior-year quarter. Underlying segment income declined 11% to $43.7 million, compared with $49.3 million in the prior-year quarter, when adjusting for the impact of the Company’s real estate portfolio review in the prior-year period. Underlying segment margin was 16.5%, compared with 16.7% in the prior-year quarter. The underlying margin decrease was principally due to lower revenues and higher severance expense, partially offset by lower performance-based compensation and discretionary cost controls.

Fiscal 2009

Consulting segment revenues declined 8% to $1.01 billion, compared with $1.09 billion in the prior year. Revenues decreased 1% after adjusting for $91.8 million of unfavorable foreign currency translation and a $15.8 million contribution from acquisitions, both in the current year. The adjusted decline resulted from revenue decreases related to Talent and Organizational Consulting services across all regions and Communication services in North America. This was partially offset by growth in Retirement and Financial Management services in Europe and North America and modest growth in Health Management services.

Consulting segment income was approximately flat at $143.8 million, compared with $143.2 million in the prior year. Segment margin was 14.2%, compared with 13.1% in the prior year. Underlying segment income decreased 3% to $143.8 million, compared with $147.5 million in the prior year, when adjusting for an unusual item in the prior year. Underlying segment margin was 14.2%, compared with 13.5% in the prior year. The underlying margin improvement was principally due to lower performance-based compensation and discretionary cost controls, partially offset by higher severance expense.

The prior-year unusual item was a pretax charge of $4.2 million related to the Company’s real estate portfolio review.

Unallocated Shared Service Costs

Fourth quarter 2009 unallocated shared service costs were $23.0 million, or 3.0% of net revenues, compared with $40.1 million, or 5.0% of net revenues, in the prior-year quarter. Underlying prior-year quarter unallocated shared service costs were $31.7 million, or 4.0% of net revenues, when excluding pretax charges of $8.4 million related to the Company’s real estate portfolio review. The decrease in expenses relative to net revenues was principally due to lower professional services fees and lower performance-based compensation.

Fiscal 2009 unallocated shared service costs were $91.6 million, or 3.0% of net revenues, compared with $112.4 million, or 3.6% of net revenues, in the prior year. Underlying prior-year unallocated shared service costs were $102.9 million, or 3.3% of net revenues, when excluding pretax charges of $9.5 million related to the Company’s real estate portfolio review. The decrease in expenses relative to net revenues was principally due to lower professional services fees.

Cash Flow

Cash flow from operations was $433.0 million in fiscal 2009, compared with $327.9 million in the prior year. Free cash flow, a non-GAAP measure reflecting cash flow from operations less capital expenditures and capitalized software costs, was $305.1 million, compared with $210.3 million in the prior year. The improvement in free cash flow was principally driven by improved receivables collections and stronger operating performance, partially offset by lower Outsourcing net deferrals and higher performance-based compensation related to fiscal 2008 performance.

Adjusted EBITDA, a non-GAAP measure, was $566.6 million in fiscal 2009, compared with $517.3 million in the prior year. The increase reflects improved HR BPO operating performance, partially offset by lower Outsourcing net deferrals.

Share Repurchase

During the fourth quarter, the Company repurchased 1.0 million of its outstanding common shares at an average price of $30.19 per share, or $30.1 million. During fiscal 2009, the Company repurchased 2.6 million of its outstanding common shares at an average price of $28.91 per share, or $74.2 million. From October 1, 2009 through November 9, 2009, the Company repurchased an additional 185,000 shares for a total of $6.8 million. At November 9, 2009, the Company had approximately $219 million remaining under its current $300 million authorization.

Supplemental Information

On October 9, 2009, subsequent to the year ended September 30, 2009, the Company entered into a three-year $250 million credit facility with a multi-bank syndicate. This credit facility contains a $25 million sub-limit for the issuance of letters of credit. This credit facility replaces the previous $200 million five-year credit facility dated May 23, 2005. Borrowings under this facility accrue interest at LIBOR plus 200-300 basis points or a base rate plus 100 to 200 basis points. Borrowings are repayable at expiration of the facility on October 9, 2012 and quarterly commitment fees ranging from 30-50 basis points are charged under the credit facility. The outstanding letters of credit of $10.4 million under the current credit facility were transferred to this new credit facility in fiscal 2010. Additional information can be found in the Company’s Form 8-K dated October 9, 2009.

Business Outlook

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following guidance reflects the Company’s expectations for fiscal 2010 on this underlying basis, which excludes the impact of unusual items in the prior-year:

•	Low- to mid-single digit total Company net revenue growth, with solid growth in Consulting, a flat performance in Benefits Outsourcing, and a decline in HR BPO;

•

Diluted earnings per share of $2.85 to $2.95, with operating income growth moderately exceeding diluted EPS growth, an effective tax rate in the range of 37 to 38 percent, and continued execution against its share repurchase authorization.

“While we are seeing some positive signs in terms of customer demand, our guidance is not dependent on a meaningful recovery,” said Russ Fradin, chairman and chief executive officer. “As our clients continue to grapple with how to succeed in this economy, we are confident that our thinking and our services are clearly part of the solution. We intend to build on last year’s success and deliver top- and bottom-line growth in the coming year.”

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2009 fourth quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s website at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

Hewitt Associates (NYSE: HEW) provides leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt works with companies to design, implement, communicate, and administer a wide range of human resources, retirement, investment management, health care, compensation, and talent management strategies. With a history of exceptional client service since 1940, Hewitt has offices in more than 30 countries and employs approximately 23,000 associates who are helping make the world a better place to work. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for share and per share amounts)

	Three Months Ended September 30,			Year Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Revenues:
Revenues before reimbursements (net revenues) (1)	$757,742	$806,689	(6.1)%	$3,003,766	$3,151,389	(4.7)%
Reimbursements	16,294	17,840	(8.7)%	69,794	76,259	(8.5)%

Total revenues	774,036	824,529	(6.1)%	3,073,560	3,227,648	(4.8)%

Operating expenses:
Compensation and related expenses	472,210	525,758	(10.2)%	1,875,401	2,042,623	(8.2)%
Goodwill and asset impairment	—	1,621	n/m	4,159	4,117	1.0%
Reimbursable expenses	16,294	17,840	(8.7)%	69,794	76,259	(8.5)%
Other operating expenses	145,267	183,282	(20.7)%	558,075	624,989	(10.7)%
Selling, general and administrative expenses	34,436	41,758	(17.5)%	141,361	202,483	(30.2)%
Gain on sale of businesses	—	—	n/m	(9,379)	(35,667)	(73.7)%

Total operating expenses	668,207	770,259	(13.2)%	2,639,411	2,914,804	(9.4)%

Operating income	105,829	54,270	95.0%	434,149	312,844	38.8%

Other (expense) income, net:
Interest expense	(9,821)	(11,130)	(11.8)%	(39,979)	(24,788)	61.3%
Interest income	170	4,480	(96.2)%	7,410	22,023	(66.4)%
Other income, net	2,016	531	279.7%	8,140	6,365	27.9%

Total other (expense) income, net	(7,635)	(6,119)	24.8%	(24,429)	3,600	n/m

Income before income taxes	98,194	48,151	103.9%	409,720	316,444	29.5%

Provision for income taxes	33,770	16,599	103.4%	144,595	128,302	12.7%

Net income	$64,424	$31,552	104.2%	$265,125	$188,142	40.9%

Earnings per share:
Basic	$0.70	$0.33		$2.84	$1.90
Diluted (2)	$0.68	$0.32		$2.78	$1.85

Weighted average shares:
Basic	92,560,989	95,167,179		93,400,271	98,791,739
Diluted	94,707,255	98,163,780		95,390,026	101,970,321

(1)	Net revenues include $11,989 and $9,752 of third-party supplier revenues for the three months ended September 30, 2009 and 2008, respectively, and $42,776 and $40,498 for the year ended September 30, 2009 and 2008, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.
(2)	Debt securities convertible into 1,870,748 shares of Class A common stock were outstanding in the three months and year ended September 30, 2008, but were not included in the computation of diluted earnings per share because the effect of including the convertible debt securities would be antidilutive. There were no convertible debt securities outstanding at September 30, 2009.

HEWITT ASSOCIATES, INC.

UNDERLYING NET REVENUES, OPERATING INCOME, NET INCOME, AND

EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months and year ended September 30, 2009 and September 30, 2008, underlying net revenues, operating income, net income, and earnings per share were:

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008
Revenues before reimbursements (net revenues), as reported	$757,742	$806,689	$3,003,766	$3,151,389
Adjustments:
HR BPO divestitures (1)	—	(9,640)	—	(31,536)
HR BPO contract restructurings	—	—	—	(23,086)

Total adjustments	—	(9,640)	—	(54,622)

Underlying revenues before reimbursements (net revenues)	757,742	797,049	3,003,766	3,096,767

Operating income, as reported	105,829	54,270	434,149	312,844
Adjustments:
HR BPO divestitures (1)	—	(783)	(9,379)	(40,518)
Real estate rationalization (2)	—	34,429	—	44,775
HR BPO contract restructurings	—	(1,525)	—	11,798

Total adjustments	—	32,121	(9,379)	16,055

Underlying operating income	105,829	86,391	424,770	328,899
% of underlying net revenues	14.0%	10.8%	14.1%	10.6%

Total other income (expense), net	(7,635)	(6,119)	(24,429)	3,600
HR BPO divestitures (1)	—	(1,104)	—	(1,131)
Add A/R interest write-off (3)	—	—	—	273

Underlying other income, net	(7,635)	(7,223)	(24,429)	2,742

Underlying pretax income	98,194	79,168	400,341	331,641

Provision for income taxes (4)	33,770	30,876	145,695	129,340

Underlying net income	$64,424	$48,292	$254,646	$202,301

Underlying earnings per share:
Basic	$0.70	$0.51	$2.73	$2.05
Diluted	$0.68	$0.49	$2.67	$1.98

Shares outstanding:
Basic	92,560,989	95,167,179	93,400,271	98,791,739
Diluted	94,707,255	98,163,780	95,390,026	101,970,321

(1)

HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-

disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes. Adjustments to net revenues for the three months and year ended September 30, 2008 include third-party supplier revenues of $193 and $366, respectively, related to HR BPO divested assets. Adjustments to operating income for the three months and year ended September 30, 2008 reflect a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the second quarter of fiscal 2008. Adjustments to other income (expense), net primarily relate to the exclusion of interest income and gain on assets, net of interest expense for divested HR BPO Latin America and relocation services operations.

(2)	Charges related to the Company’s real estate rationalization initiative were excluded from operating income in deriving underlying operating income, net income, EPS, and Adjusted EBITDA for the three months and year ended September 30, 2008. Charges related to ongoing real estate optimization initiatives and updated real estate sublease rental assumptions of $5,675 and $14,855 are included in the reported and underlying results for the three months and year ended September 30, 2009, respectively.
(3)	Related to HR BPO contract restructurings and divestitures.
(4)	The Company used an effective tax rate of 39.0% for the three months and year ended September 30, 2008, for its underlying net income calculation. The Company used an underlying effective tax rate of 36.4% for the year ended September 30, 2009 to adjust for tax benefits associated with its HR BPO Latin America divestiture. The Company believes this approximates the normalized effective tax rate for the period.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Dollars in thousands)

	Three Months Ended			Year Ended
Business Segments	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change
Benefits Outsourcing
Segment net revenues	$388,665	$387,910	0.2%	$1,549,991	$1,550,110	(0.0)%
Segment income	87,205	66,635	30.9%	387,168	365,336	6.0%
Segment income as a percentage of segment revenues	22.4%	17.2%		25.0%	23.6%

HR BPO
Segment net revenues (1)	$113,862	$135,142	(15.7)%	$479,724	$554,854	(13.5)%
Segment loss	(2,065)	(21,620)	(90.4)%	(5,223)	(83,277)	(93.7)%
Segment loss as a percentage of segment revenues	(1.8)%	(16.0)%		(1.1)%	(15.0)%

Consulting
Segment net revenues	$265,176	$295,833	(10.4)%	$1,011,781	$1,094,323	(7.5)%
Segment income	43,720	49,350	(11.4)%	143,769	143,217	0.4%
Segment income as a percentage of segment revenues	16.5%	16.7%		14.2%	13.1%

Total Company
Segment net revenues (1)	$767,703	$818,885	(6.3)%	$3,041,496	$3,199,287	(4.9)%
Intersegment revenues	(9,961)	(12,196)	(18.3)%	(37,730)	(47,898)	(21.2)%

Net revenues	757,742	806,689	(6.1)%	3,003,766	3,151,389	(4.7)%
Reimbursements	16,294	17,840	(8.7)%	69,794	76,259	(8.5)%

Total revenues	$774,036	$824,529	(6.1)%	$3,073,560	$3,227,648	(4.8)%

Segment income	$128,860	$94,365	36.6%	$525,714	$425,276	23.6%
Unallocated shared services costs	23,031	40,095	(42.6)%	91,565	112,432	(18.6)%

Operating income	$105,829	$54,270	95.0%	$434,149	$312,844	38.8%

(1)	HR BPO net revenues include $11,989 and $9,752 of third-party supplier revenues for the three months ended September 30, 2009 and 2008, respectively, and $42,776 and $40,498 for the year ended September 30, 2009 and 2008, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third- party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	September 30, 2009	September 30, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$581,642	$541,494
Short-term investments	60,994	—
Client receivables and unbilled work in process, less allowances of $14,381 and $18,029 at September 30, 2009 and September 30, 2008, respectively	527,272	655,543
Prepaid expenses and other current assets	169,533	129,529
Funds held for clients	131,801	102,518
Short-term deferred contract costs, net	89,919	83,444
Deferred income taxes, net	34,119	34,104

Total current assets	1,595,280	1,546,632

Non-Current Assets:
Deferred contract costs, less current portion	254,905	287,060
Property and equipment, net	384,254	385,885
Other intangible assets, net	191,479	206,822
Goodwill	412,745	364,141
Long-term investments	54,442	124,530
Other non-current assets, net	31,535	63,762

Total non-current assets	1,329,360	1,432,200

Total Assets	$2,924,640	$2,978,832

LIABILITIES
Current Liabilities:
Accounts payable	$20,790	$15,880
Accrued expenses	164,724	239,521
Funds held for clients	131,801	102,518
Advanced billings to clients	137,447	158,238
Accrued compensation and benefits	393,463	403,611
Short-term deferred contract revenues, net	61,356	52,733
Short-term debt	—	17,602
Current portion of long-term debt and capital lease obligations	36,282	133,002

Total current liabilities	945,863	1,123,105

Non-Current Liabilities:
Deferred contract revenues, less current portion	192,056	237,648
Debt and capital lease obligations, less current portion	618,561	650,182
Other non-current liabilities	223,835	240,637
Deferred income taxes, net	84,023	77,058

Total non-current liabilities	1,118,475	1,205,525

Total Liabilities	$2,064,338	$2,328,630

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS – Continued

(In thousands except for share and per share amounts)

	September 30, 2009	September 30, 2008
STOCKHOLDERS’ EQUITY

Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 132,844,269 and 130,390,880 shares issued, 93,535,270 and 94,227,120 shares outstanding, as of September 30, 2009 and September 30, 2008, respectively	$1,328	$1,304
Additional paid-in capital	1,662,687	1,579,077
Cost of common stock in treasury, 39,308,999 and 36,163,760 shares of Class A common stock as of September 30, 2009 and September 30, 2008, respectively	(1,277,815)	(1,183,427)
Retained earnings	469,777	206,558
Accumulated other comprehensive income, net	4,325	46,690

Total stockholders’ equity	860,302	650,202

Total Liabilities and Stockholders’ Equity	$2,924,640	$2,978,832

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended September 30,
	2009	2008
Cash flows from operating activities:
Net income	$265,125	$188,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	164,693	174,767
Goodwill and asset impairment	4,159	4,117
Gain on sale of businesses	(9,379)	(35,667)
Share-based compensation	54,329	48,345
Deferred income taxes	17,332	6,976
Fair value adjustment related to financial assets	18	—
Gain on sale of investments	—	(2,581)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	102,982	(34,271)
Prepaid expenses and other current assets	(35,441)	(51,155)
Deferred contract costs	(92,393)	(102,214)
Other assets	2,600	(22,646)
Accounts payable	5,219	(4,962)
Accrued compensation and benefits	(1,899)	34,787
Accrued expenses	(56,422)	22,518
Advanced billings to clients	(11,478)	(1,515)
Deferred contract revenues	44,607	96,077
Other long-term liabilities	(21,054)	7,184

Net cash provided by operating activities	432,998	327,902

Cash flows from investing activities:
Purchases of investments	—	(426,675)
Proceeds from sales of investments	5,300	513,064
Additions to property and equipment	(127,907)	(117,556)
Cash paid for acquisitions and transaction costs, net of cash acquired	(61,764)	(134,081)
Cash received for sale of businesses	1,105	42,420

Net cash used in investing activities	(183,266)	(122,828)

Cash flows from financing activities:
Proceeds from the exercise of stock options	20,052	43,606
Excess tax benefits from the exercise of share-based awards	7,002	10,227
Proceeds from short-term borrowings	18,119	185,468
Proceeds from long-term borrowings	—	539,751
Repayments of short-term borrowings, capital leases and long-term debt	(153,062)	(225,977)
Purchase of Class A common shares for treasury	(94,388)	(586,227)

Net cash used in financing activities	(202,277)	(33,152)

Effect of exchange rate changes on cash and cash equivalents	(7,307)	(9,171)

Net increase in cash and cash equivalents	40,148	162,751

Cash and cash equivalents, beginning of year	541,494	378,743

Cash and cash equivalents, end of year	$581,642	$541,494

Supplementary disclosure of cash paid during the period:
Interest paid	$41,708	$20,730
Income taxes paid	$127,592	$136,347

Schedule of non-cash financing activities:
Capital leases	$5,994	$13,278

HEWITT ASSOCIATES, INC.

FREE CASH FLOW RECONCILIATION4

(Unaudited)

(Amounts in thousands)

	Year Ended September 30,
	2009	2008

Net cash provided by operating activities	$432,998	$327,902
Additions to property and equipment	(127,907)	(117,556)

Free Cash Flow	305,091	210,346

[4]

Free cash flow, a non GAAP measure, is cash flow from operations less capital expenditures and capitalized software costs. The Company believes this measure provides useful information related to the Company’s liquidity, including but not limited to its ability to reduce debt, make strategic investments, and repurchase stock. The Company views free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in its consolidated statements of cash flows.

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Amounts in thousands)

	Year Ended
	September 30,
	2009	2008

Reported net income	$265,125	$188,142
Depreciation and amortization (1)	164,693	170,847
Provision for income taxes	144,595	128,302
Interest expense, net	32,569	2,765

EBITDA	606,982	490,056

Adjustments:
HR BPO divestitures (2)	(9,379)	(40,518)
Real estate rationalization (3)	—	44,775
HR BPO contract restructuring	—	11,798

Underlying adjustments	(9,379)	16,055
Normalized depreciation and amortization addbacks (1)	—	(539)
Other (income) expense, excluding interest (4)	(8,140)	(6,365)

Total adjustments	(17,519)	9,151

Adjusted EBITDA before certain non-cash addbacks	589,463	499,207

Certain non-cash addbacks:
Asset impairment	4,159	2,927
Net deferrals (5)	(40,087)	(5,558)
Deferred internal software development costs	(40,379)	(23,085)
Share-based compensation (6)	54,324	52,084
Other (loss reserve / provision for bad debt)	(867)	(8,229)

Total certain non-cash addbacks	(22,850)	18,139

Adjusted EBITDA	$566,613	$517,346

(1)	For the year ended September 30, 2008, depreciation and amortization includes $539 of adjustments related to HR BPO contract restructurings and divestitures and real estate rationalization. Additionally, discount accretion on the Exult convertible debt of $3,920 is excluded from amounts for the year ended September 30, 2008.
(2)	HR BPO divested assets include Cyborg (January 2008), Latin America (February 2009), and relocation services (March 2009). Cyborg prior period results and Latin America and relocation services comparative post-disposition amounts have been excluded from “underlying” and “as adjusted” amounts for year-over- year comparative purposes. Adjustments to operating income for the year ended September 30, 2008 reflect a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the second quarter of fiscal 2008.
(3)	Charges related to the Company’s real estate rationalization initiative were excluded from operating income in deriving underlying operating income, net income, EPS, and Adjusted EBITDA for the year ended September 30, 2008. Charges related to ongoing real estate optimization initiatives and updated real estate sublease rental assumptions of $14,855 are included in the reported and underlying results and Adjusted EBITDA for the year ended September 30, 2009.

(4)	For the year ended September 30, 2009, other (income) expense, excluding interest includes a non-cash impairment of $18 related to auction rate securities.
(5)	Net deferrals as presented and the net of revenue and cost deferrals in the Statements of Cash Flows vary by $7,699 and $579 for the Year Ended September 30, 2009 and 2008, respectively, relating to Balance Sheets and Statements of Operations reclassifications and the settlement of a client contract dispute in the current year.
(6)	Share-based compensation as presented in the Statements of Cash Flows varies by $5 and $3,739 for the year ended September 30, 2009 and 2008, respectively, due to current year amortization expense for a deferred compensation arrangement related to an acquisition in the prior year, the impact of foreign exchange in the current year, and the reclassification of certain prior-year amounts to conform to the current year presentation.